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Exhibit 11.1


COMPUTATION OF EARNINGS PER SHARE

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



                                        Three Months Ended                  Nine Months Ended
                                             July 31,                           July 31,
                                      1999               2000             1999               2000
                                 --------------     --------------   --------------     --------------

Numerator:
Net income (loss)                $  (22,856,018)    $      190,565     $  (23,449,278)    $      592,011
Preferred stock accretion                    --                 --                 --           (529,411)
                                 --------------     --------------     --------------     --------------

Net loss (income) available
  to common stock holders
                                    (22,856,018)           190,565        (23,449,278)            62,600
Denominator:
Denominator for basic
  earnings per share-
  weighted-average shares             8,941,493          9,649,409          8,941,493           9,548,440
Effect of dilutive
  securities:
Employee stock options                       --                 --                 --                 --
Warrants                                     --                 --                 --                 --
Dilutive potential
  common shares                              --            316,563                 --                 --

Denominator for diluted
  earnings per share adjusted
  weighted-average shares and
  assumed conversions                 8,941,493          9,965,972          8,941,493          9,548,440

Basic earnings per share                 $(2.56)              $.02             $(2.62)              $.01
Diluted earnings per share               $(2.56)              $.02             $(2.62)              $.01

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